Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Greg H. Guettler President (651) 687-9999

Hypertension Diagnostics Will Request Hearing With Nasdaq Regarding
Continued Listing of Its Common Stock, Warrants

ST.     PAUL, MN — February 25, 2003 — Hypertension Diagnostics, Inc. (Nasdaq SmallCap: HDII), today announced that it intends to request a hearing before a Nasdaq Listing Qualifications Panel to argue for the continued inclusion of its Common Stock and Redeemable Class B Warrants on The Nasdaq SmallCap Market. The Company’s announcement is in response to a Nasdaq Staff Determination dated February 24, 2003 advising the Company that its securities would be delisted as of the opening of business on March 5, 2003, unless it requested a hearing by March 3, 2003. Pending the hearing, the Company’s common stock will continue to trade on The Nasdaq SmallCap Market under the symbol “HDII” and the Company’s Redeemable Class B Warrant will continue to trade on The Nasdaq SmallCap Market under the symbol “HDIIZ.”

     The February 24, 2003 Nasdaq Staff letter states that the Company fails to comply with the minimum bid price requirement for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(4) and the stockholders’ equity requirement as set forth in Nasdaq Marketplace Rule 4310(c)(2)(B). While the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review this Nasdaq Staff Determination, there can be no assurance that the Panel will grant the Company’s request for continued listing.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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